Exhibit 10.1

AMENDMENT NO. 2
TO
EMPLOYMENT AGREEMENT

This Amendment No. 2 (this “Amendment No. 2”) dated as of September 21, 2009, amends that certain Employment Agreement (the “Agreement”) entered into as of March 19, 2008, by and between Force Protection, Inc., a Nevada corporation (the “Company”), and Michael Moody (the “Executive”), as amended by Amendment No. 1 to Employment Agreement entered into as of December 23, 2008.

WHEREAS, in order to clarify the range of and eligibility for the Executive’s annual cash bonus, the Company and the Executive desire to enter into this Amendment No. 2 to amend certain provisions of the Agreement in accordance with Section 17 of the Agreement.

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants and agreements in the Agreement and herein, the Company and the Executive hereby agree as follows:

1.     Capitalized Terms.  Capitalized terms that are not defined in this Amendment No. 2 shall have the meanings ascribed thereto in the Agreement.

2.     Amending Provisions.  Section 2(b)(ii) of the Agreement is deleted in its entirety and replaced with the following language:

“(ii) Annual Bonus.  During the Employment Period, the Executive shall be eligible to receive an annual cash bonus (“Annual Bonus”) as approved by the Board or the Compensation Committee of the Board (the “Compensation Committee”) for each full or pro-rata portion of the fiscal year during which Executive is employed by the Company, the terms and conditions of which as well as Executive’s entitlement thereto shall be determined annually by the Board or the Compensation Committee after good-faith consultation with Executive.  The Company and the Executive agree that the Executive’s target bonus opportunity shall be approximately 75% of Annual Base Salary, but that the actual bonus may be more or less than such target amount and that the amount of the Annual Bonus may vary based the achievement of individual or Company performance criteria as established by the Board or the Compensation Committee after good faith consultation with Executive. Any Annual Bonus due with respect to a fiscal year will be paid on or before March 15 of the following calendar year.

3.     Counterparts.  This Amendment No. 2 may be executed (including by facsimile transmission confirmed promptly thereafter by actual delivery of executed counterparts) in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

4.     Governing Law.  This Amendment No. 2 shall be governed by, and construed and enforced in accordance with, the internal laws of the State of South Carolina without regard to the principle of conflicts of laws.

5. Headings.  Section headings are for convenience only and shall not be considered a part of this Amendment No. 2.

IN WITNESS WHEREOF, the Company and the Executive have caused this Amendment No. 2 to be executed, effective as of the date first written above.

FORCE PROTECTION, INC.

By:	/s/ Lenna Ruth Macdonald
Name:	Lenna Ruth Macdonald
Title:	Chief Strategy Officer, General Counsel and Secretary

EXECUTIVE

By:	/s/ Michael Moody
Name:	Michael Moody
Title:	Chief Executive Officer and President